UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2023

Natera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37478	01-0894487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13011 McCallen Pass
 Building A Suite 100

Austin, TX 78753

(Address of principal executive offices, including zip code)

(650) 980-9190

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NTRA	Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2023, Natera, Inc. (the “Company”) entered into a Second Amendment to Employment Agreement (the “Amendment”) with Matthew Rabinowitz, Ph.D., the Executive Chairman and Co-Founder of the Company. The Amendment amends certain provisions of the Amended Employment Agreement previously entered into by the parties on June 7, 2007, as amended by that certain Amendment to Employment Agreement entered into by the parties on May 9, 2021 (collectively, the “Employment Agreement”).

Continued Employment

The Amendment provides that Dr. Rabinowitz will continue to serve as the Company’s Executive Chairman through January 31, 2025, and will receive a base salary of $400,000 per year through fiscal 2024. He is also eligible to receive an annual cash bonus in each of fiscal 2023 and 2024 equal to 85% of his base salary based on the achievement of individual and corporate performance goals established and assessed by the Board of Directors (the “Board”) or its Compensation Committee.

Dr. Rabinowitz will also be entitled to receive annual long-term equity awards during his continued service. Pursuant to the Amendment and subject to the approval of the Company’s Board or Compensation Committee, Dr. Rabinowitz will receive annual equity awards, for each of fiscal 2023 and 2024, with a value equal to 80% of the value of the annual equity award(s) granted to the Company’s Chief Executive Officer (“CEO”) for such fiscal year, in either case allocated among time-based and performance-based vesting conditions in the same proportions as the CEO’s equity awards. Such equity awards may be issued in the form of stock options or restricted stock units (“RSUs”) at Dr. Rabinowitz’s election. The exercise price of any stock options issued will be set at the closing price of the Company’s Common Stock on the date such stock option is granted. The number of stock options or RSUs granted will be calculated in accordance with the Company’s equity grant policies and procedures.

The awards will be made pursuant to, and subject to the terms and conditions of, the Company’s 2015 Equity Incentive Plan. Such awards will generally be eligible for the vesting acceleration described below.

Continued Services Beyond 2024

The Amendment extends the term of Dr. Rabinowitz’s continued services to the Company, as Executive Chairman and/or Chairman of the Board, from December 31, 2023 to January 31, 2025. The Agreement, as amended by the Amendment, provides that (i) Dr. Rabinowitz’s severance benefits will remain in place if the parties mutually agree upon the terms of his continued employment as Executive Chairman beyond January 31, 2025; (ii) Dr. Rabinowitz will not be entitled to severance benefits if he and the Board mutually agree to transition his role from Executive Chairman to solely Chairman of the Board after January 31, 2025; (iii) Dr. Rabinowitz will be entitled to involuntary termination severance benefits if the parties cannot agree on the terms of his continued employment as Executive Chairman and the Board extends an offer to Dr. Rabinowitz to continue serving as Chairman of the Board after January 31, 2025; and (iv) Dr. Rabinowitz will be entitled to enhanced severance benefits pursuant to which 100% of his then-unvested time- and performance-based equity awards will be accelerated, if the parties cannot agree on the terms of his continued employment as Executive Chairman and the Board elects not to extend an offer to Dr. Rabinowitz to continue to serve as Chairman of the Board after January 31, 2025.

Severance Terms

The Amendment removes Dr. Rabinowitz’s right to single-trigger accelerated vesting in the event of a change in control. The Amendment also revises the definition of good reason. The remaining severance terms applicable to Dr. Rabinowitz remain unchanged. The definitions of involuntary termination, good reason, cause and change in control are set forth in the Amendment.

Except as expressly modified by the Amendment, the Employment Agreement remains in full force and effect. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of such agreements, copies of which are filed hereto as Exhibit 10.1 and 10.2, and each incorporated herein by reference.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text thereof, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its quarterly report on Form 10-Q for the quarter ending June 30, 2023.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended Employment Agreement, dated June 7, 2007, by and between the Company and Matthew Rabinowitz (incorporated by reference from Exhibit 10.15 to the Company’s Registration Statement on Form S-1/A (File No. 333-204622) as filed with the Securities and Exchange Commission on June 25, 2015).
10.2	Amendment to Employment Agreement, dated May 9, 2021, by and between the Company and Matthew Rabinowitz (incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-37478) as filed with the Securities and Exchange Commission on May 10, 2021.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natera, Inc.

By:	/s/ Michael Brophy
Michael Brophy
Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: April 21, 2023